Exhibit 99.1

Contacts:

Akesis Pharmaceuticals, Inc.

Jay Lichter, Ph.D., President & CEO

jlichter@akesis.com

(858) 454-4311

Lippert/Heilshorn & Associates

Don Markley (dmarkley@lhai.com)

Eleanor Tang (etang@lhai.com)

(310) 691-7100

Akesis Pharmaceuticals Selects Charles River Laboratories

to Perform Key Safety and Toxicology Studies for AKP-020

SAN DIEGO, June 28, 2007 — Akesis Pharmaceuticals, Inc. (OTC/BB: AKES), an emerging diabetes company with unique, patent-protected product candidates that combine approved prescription drugs with the pure trace minerals chromium and vanadium, today announced it has selected Charles River Laboratories to perform a 28-day renal-focused safety and toxicology study for its lead product candidate, AKP-020, otherwise known as bis(ethylmaltolato)oxovanadium (IV), or BEOV. Akesis licensed AKP-020, which is a novel vanadium containing compound that has shown considerable potential as a treatment for patients with Type 2 diabetes, from the University of British Columbia in March 2007.

“Charles River’s expertise in managing GLP research studies is important to our ability to cost-effectively advance our drug candidates,” said Jay Lichter, Ph.D., president and chief executive officer of Akesis Pharmaceuticals.

Charles River Laboratories, based in Wilmington, Mass., partners with global pharmaceutical and biotechnology companies, government agencies and leading academic institutions to advance the drug discovery and development process, bringing drugs to market faster and more efficiently.

About Akesis

Akesis Pharmaceuticals has a pipeline of innovative oral product candidates for the treatment of diabetes and related metabolic disorders. These product candidates are supported by issued and filed U.S. patents for both prescription and over-the-counter treatments that combine anti-diabetic trace minerals with certain classes of diabetes oral agents. Akesis’ product candidates have demonstrated preliminary evidence of efficacy in lowering and controlling blood glucose levels in patients with Type 2 diabetes. Blood sugar control via oral drugs represents a market opportunity in the billions of dollars, as reports indicate that approximately 20 million people suffer from diabetes in the United States alone. More information can be found at www.akesis.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can generally be identified as such because the context of the statement will include words such as “will”, “expects”, “should”, “believes”, “anticipates” or words or phrases of similar meaning. Examples of such statements include statements relating to the cost-effective advancement of Akesis’ product candidates including AKP-020. Stockholders, potential investors and other readers are cautioned that these forward-looking statements are predictions based only on current information and expectations that are inherently subject to risks and uncertainties that could cause future events or results to differ materially from those set forth or implied by the forward-looking statements. Certain of those risks and uncertainties are discussed in the Akesis’ filings with the Securities and Exchange Commission, including the Akesis’ most recent annual report on Form 10-K (as amended by its annual report on Form 10-K/A) and quarterly reports on Form 10-Q. These forward-looking statements are only made as of the date of this press release, and Akesis does not undertake any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.